UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  23 March 2010

(Date of earliest event reported)

D E E R E  &  C O M P A N Y

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

The Patient Protection and Affordable Care Act signed into law this week will adversely impact the Company’s expenses for fiscal 2010. Under the new legislation, to the extent the Company’s future health care drug expenses are reimbursed under the Medicare Part D retiree drug subsidy (RDS) program, the expenses will no longer be tax deductible. Since the tax effects for the retiree health care liabilities are reflected in the Company’s financial statements, the entire impact of this tax change relating to the future retiree drug costs must be recorded in tax expense in the period in which the legislation is enacted. As a result, the Company’s tax expenses are expected to be about $150 million higher, primarily in the second quarter. This impact was not included in the 2010 outlook for net income attributable to Deere & Company of approximately $1.3 billion disclosed in the Company’s first-quarter earnings report on February 17th and Form 10-Q for the quarter ended January 31, 2010 that was filed with the Securities and Exchange Commission (“SEC”) on March 1, 2010.

Certain statements in this report are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future events and financial performance. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements, because of, among other things, the risks and uncertainties found in the Company’s press releases and other SEC filings, including the risk factors identified under the heading “Risk Factors” in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s most recent Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ Gregory R. Noe
Gregory R. Noe Secretary

Dated: March 25, 2010